                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant /X/


Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12



                           Target Therapeutics, Inc.

- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           TARGET THERAPEUTICS, INC.


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                          TO BE HELD SEPTEMBER 4, 1996


TO THE STOCKHOLDERS:


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of TARGET THERAPEUTICS, INC., a Delaware corporation (the "Company"), will be held on Wednesday, September 4, 1996 at 9:30 a.m., local time, at the Company's principal offices located at 47201 Lakeview Boulevard, Fremont, California 94538, for the following purposes:


     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To approve an amendment to the 1988 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 1,500,000 shares.

     3. To approve amendments to the 1991 Director Option Plan to make certain changes to the formulas pursuant to which options are granted thereunder and to the provisions regarding adjustments necessitated by changes in the Company's capital structure.

     4. To approve amendments to the 1991 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 100,000 shares and make certain other changes to participation standards and offering periods.

     5. To approve an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 25,000,000 to 120,000,000.

     6. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending March 31, 1997.

     7. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.


     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on July 12, 1996 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.


     All stockholders are cordially invited to attend the Annual Meeting. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she returned a proxy.

                                          Very truly yours,

                                          Michael W. Hall
                                          Secretary

Fremont, California

July 22, 1996


                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                         THANK YOU FOR ACTING PROMPTLY.

                           TARGET THERAPEUTICS, INC.


                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL


     The enclosed proxy is solicited on behalf of the Board of Directors of Target Therapeutics, Inc. (the "Company" or "Target") for use at the Annual Meeting of Stockholders to be held Wednesday, September 4, 1996 at 9:30 a.m., local time, or at any postponement or adjournment thereof (the "Annual Meeting"), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal offices located at 47201 Lakeview Boulevard, Fremont, California 94538. The Company's telephone number at its principal executive offices is
(510) 440-7700.



     These proxy solicitation materials were mailed on or about July 24, 1996 to all stockholders entitled to vote at the Annual Meeting.


RECORD DATE


     Stockholders of record of the Company's Common Stock at the close of business on July 12, 1996 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 15,071,521 shares of the Company's Common Stock were issued and outstanding.


REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention:
Robert E. McNamara, Inspector of Elections) a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Holders of shares of Common Stock are entitled to one vote per share on all matters, except that all such holders are entitled to cumulate their votes in the election of directors.

     Every stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate the number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are entitled, or may distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more than six candidates. However, no stockholder shall be entitled to cumulate votes unless the names of the candidates for which votes are being cumulated have been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting, prior to the voting, of the stockholder's intention to cumulate the stockholder's votes. On all other matters, each share of Common Stock has one vote.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's transfer agent. The Inspector will also determine whether or not a quorum is present. Except with respect to the election of directors where cumulative voting is invoked and except in certain other specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of the shares entitled to vote and present in person or represented by proxy. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and as negative votes for purposes of determining the approval of any matter submitted to the stockholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of directors, for ratification of the appointment of the designated independent auditors and as the proxy holders deem advisable on other matters that may come before the meeting, as the case may be with respect to the item not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

     The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone or telegram.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING


     Proposals of stockholders that are intended to be presented by such stockholders at the Company's 1997 Annual Meeting must be received by the Company no later than March 24, 1997 in order that such proposals may be included in the proxy statement and form of proxy relating to that meeting.

                                PROPOSAL NO. 1:

                             ELECTION OF DIRECTORS

NOMINEES

     A board of seven directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's seven nominees named below, all of whom are currently directors of the Company.

     In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting as will assure the election of as many of the nominees listed below as possible and, in such event, the specific nominees to be voted for will be determined by the proxy holders. It is expected that all nominees will be able and willing to serve as directors. The term of office of each person elected as a director will continue until the next Annual Meeting or until such director's successor has been elected and qualified.

     The names of the nominees and certain information about them as of June 1, 1996, are set forth below:


                                                                                          DIRECTOR
                    NAME                       AGE          PRINCIPAL OCCUPATION           SINCE
- ---------------------------------------------  ---     -------------------------------    --------
Gary R. Bang.................................  50      President, Chief Executive           1993
                                                       Officer and director of the
                                                       Company
William G. Davis.............................  64      Independent business                 1988
                                                       consultant; director of Target
                                                       Therapeutics, Inc.; retired
                                                       President of Medical Instrument
                                                       Systems Division, Eli Lilly and
                                                       Company
Kathleen G. Murray, M.S.N....................  46      Executive Vice President and         1995
                                                       Chief Operating Officer of
                                                       Northwestern Memorial Hospital


Howard D. Palefsky...........................  49      Chairman of the Board of             1985
                                                       Directors and Chief Executive
                                                       Officer of Collagen Corporation
Richard D. Randall...........................  44      President and Chief Executive        1989
                                                       Officer of Innovasive Devices,
                                                       Inc.
Charles M. Strother, M.D. ...................  55      Professor of Radiology,              1990
                                                       Neurology and Neurosurgery at
                                                       the University of Wisconsin
John C. Villforth............................  65      President of The Food and Drug       1992
                                                       Law Institute in Washington,
                                                       D.C.

     Except as set forth below, each of the nominees has been engaged in his or her principal occupation described above during the past five years. There is no family relationship between any of the directors or executive officers of the Company.

     Mr. Bang joined the Company in May 1993 as President and Chief Executive Officer and a director. Prior to joining Target, Mr. Bang worked for Baxter International, a diversified multinational manufacturer of health care products ("Baxter"), for 19 years. In his most recent position with Baxter, Mr. Bang served from April 1990 to April 1993 as President of the Pharmaseal Surgical Division, a world leader in disposable products sold to hospital operating rooms. Mr. Bang served as President of the Gloves Strategic Business Unit from November 1989 to April 1990. From October 1986 to November 1989, Mr. Bang served as Vice President, Sales and Marketing of Baxter U.K. in England. Prior to 1986, he served in various capacities including President, Vice President, Division Controller of divisions of Baxter, whose products included solutions, dialysis products and disposable hospital products. Mr. Bang is also a director of The Spectranetics Corporation.

     Dr. Strother joined the Company as a member of the Scientific Advisory Board in October 1989 and was elected a director of the Company in May 1990 and Chairman of the Board of Directors in May 1994. Since July 1976, Dr. Strother has been a Professor of Radiology, Neurology and Neurosurgery at the University of Wisconsin.

     Mr. Davis, an independent business consultant, has served as a director of the Company since August 1988 and served as Chairman of the Board of Directors from June 1989 to July 1991. From 1957 to 1984, Mr. Davis was associated with Eli Lilly & Company, a diversified health care company, where he served as Executive Vice President, Eli Lilly International Corporation, from 1972 to 1975, Executive Vice President, Pharmaceutical Division, from 1975 to 1982, and President, Medical Instrument Systems Division, from 1982 until his retirement in 1984. Mr. Davis is also a director of Alza Corporation, Endosonics Corporation and Collagen Corporation ("Collagen").

     Ms. Murray was elected to the Company's Board of Directors in February 1995. She has been employed by Northwestern Memorial Hospital since 1986 and currently serves as its Executive Vice President and Chief Operating Officer. Prior to 1986, Ms. Murray was Senior Vice President at St. Joseph Hospital.

     Mr. Palefsky has served as a director of the Company since 1985 and Chairman of the Board of Directors and Chief Executive Officer of Collagen, a biomedical device manufacturer, since February 1995. He was president, Chief Executive Officer and director of Collagen from 1978 to 1995. Prior to joining Collagen Corporation, Mr. Palefsky was with Alza Corporation of Palo Alto, California from 1973 to 1978, where he held a variety of management positions, the last of which was Vice President of Marketing. Prior to 1973, Mr. Palefsky held the position of Assistant to the President of Whitehall Laboratories, a division of American Home Products. He is also a director of Calgene, Inc., Sequana Therapeutics, Inc. and Innovasive Devices, Inc.

     Mr. Randall joined the Company in June 1989 as President and Chief Executive Officer and a director, and served as Chief Financial Officer of the Company from July 1991 to June 1992. Mr. Randall served as President and Chief Executive Officer of the Company until May 1993 and as Chairman of the Board of Directors of the Company from April 1993 to May 1994. Mr. Randall has served as President, Chief Executive Officer and a director of Innovasive Devices, Inc., a medical device manufacturer, since January 1994. Prior to joining Target, he served in various capacities with Trimedyne, Inc., a cardiovascular laser company, Baxter and the U.S.C.I. Division of C.R. Bard, Inc., a medical products company. Mr. Randall currently serves as Chairman of the Board of Directors of Conceptus, Inc., and is also a director of Neuro Navigational Corporation.

     Mr. Villforth has served as a director of the Company since September 1992. He has been President of The Food and Drug Law Institute in Washington, D.C., a non-profit association providing education with regard to U.S. Food and Drug Administration ("FDA") regulations, since January 1991. Prior to that time, Mr. Villforth served as Executive Director of The Food and Drug Law Institute from September 1990 to January 1991. From July 1982 to September 1990, Mr. Villforth served as Director of the Center for Devices and Radiological Health at the FDA. He is also a director of MiniMed Inc.

BOARD MEETINGS AND CERTAIN COMMITTEES

     The Board of Directors of the Company held a total of six (6) meetings during the fiscal year ended March 31, 1996. While the Board of Directors has an Audit Committee and a Compensation Committee, there is no nominating committee or committee performing the functions of a nominating committee.

     The Audit Committee reviews the adequacy of the Company's internal controls and meets periodically with management and the independent auditors. This Committee, which currently consists of directors Palefsky and Randall, held five
(5) meetings during fiscal 1996.

     The Compensation Committee recommends salaries, incentives and other forms of compensation for directors, officers and other employees of the Company, administers the Company's various incentive compensation and benefit plans (including stock plans) and recommends policies relating to such incentive compensation and benefit plans. This Committee, which consists of directors Davis and Murray, held eight (8) meetings during fiscal 1996.

     No incumbent director attended fewer than 75 percent of the aggregate number of meetings (held while such director was a member) of the Board of Directors and of the committees, if any, upon which such director served in fiscal 1996, except that Mr. Villforth attended four (4) of the six (6) meetings of the Board of Directors held during the year.

     The Company currently pays each of its six non-employee directors, Mr. Davis, Ms. Murray, Mr. Palefsky, Mr. Randall, Dr. Strother and Mr. Villforth, a monthly retainer of $1,000, along with a fee of $1,000 for each Board of Directors meeting attended in person, $500 for each committee meeting attended in person and $250 for each Board of Directors or committee meeting attended via telephone conference call. Each eligible non-employee director participates in the Company's 1991 Director Option Plan, pursuant to which non-employee directors are automatically granted options to purchase shares of Common Stock of the Company on the terms and conditions set forth in such plan. See "PROPOSAL NO. 3 -- AMENDMENTS TO 1991 DIRECTOR OPTION PLAN." During the year ended March 31, 1996, each of Messrs. Davis, Palefsky, Randall, Strother and Villforth were granted options to purchase 4,000 shares of Common Stock at an exercise price of $17.875 per share (as adjusted to reflect the Company's two-for-one share stock split effected in December 1995 (the "Stock Split")). All directors are reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL OF THE NOMINEES LISTED ABOVE.

                                PROPOSAL NO. 2:

                    AMENDMENTS TO THE 1988 STOCK OPTION PLAN

     At the Annual Meeting, the Company's stockholders are being asked to approve an amendment to the 1988 Stock Option Plan (the "1988 Option Plan") that would increase the shares of Common Stock reserved for issuance thereunder by 1,500,000 shares, to an aggregate of 5,900,000 shares that have been reserved from time to time under the 1988 Option Plan, as adjusted to reflect the Stock Split.

GENERAL

     The 1988 Option Plan was adopted by the Board of Directors in May 1988 and approved by the stockholders in June 1988. In December 1991, the Board of Directors amended the 1988 Option Plan to increase the number of shares reserved thereunder by 200,000 shares, to a total of 1,200,000 shares. This amendment was approved by the Company's stockholders in January 1992. In August 1992, the Board of Directors further amended the 1988 Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares, to a total of 1,700,000 shares. This amendment was approved by the Company's stockholders in October 1992. In May 1994, the Board of Directors amended the 1988 Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares, to a total of 2,200,000 shares, and to make such other changes in response to changes in federal tax law. These amendments were approved by the Company's stockholders in August 1994. In December 1995, the Company effected the Stock Split pursuant to which the shares then reserved for issuance pursuant to the 1988 Option Plan and all options outstanding under the 1988 Option Plan were adjusted proportionately. In May 1996, the

Board of Directors amended the 1988 Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 1,500,000 shares, to a total of 5,900,000 shares, on a post-split basis, which amendment is the subject of this proposal.

     The Board of Directors believes that, in order to attract qualified employees to the Company and to provide incentive to its current employees, it is necessary to grant options to purchase Common Stock to such employees pursuant to the 1988 Option Plan. Stockholders are being asked to approve the amendments to the 1988 Option Plan at the Annual Meeting.

     Options granted under the 1988 Option Plan may be either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonstatutory stock options at the discretion of the Board of Directors and as reflected in the terms of the written option agreement.

     The 1988 Option Plan is not a qualified deferred compensation plan under
Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     As of May 31, 1996, without giving effect to the May 1996 amendment to the 1988 Option Plan, a total of 2,287,953 shares had been issued upon exercise of options granted under the 1988 Option Plan, options for 1,935,044 shares were outstanding under the 1988 Option Plan and 177,003 shares remained available for future grants. Shares not purchased under an option prior to its expiration will be available for future option grants under the 1988 Option Plan. As of May 31, 1996, the aggregate fair market value of shares subject to outstanding options was $95,784,678, based upon the closing price of the Common Stock as reported on the Nasdaq National Market on such date.


     During the fiscal year ended March 31, 1996, options to purchase an aggregate of up to 313,412 shares of Common Stock were granted pursuant to the 1988 Option Plan to the Company's current executive officers (eleven persons as of June 14, 1996), and options to purchase an aggregate of up to 257,533 shares of Common Stock were granted to the Company's other employees and consultants as a group (180 persons as of March 31, 1996). Each of the Company's current directors who are not executive officers (six persons) are non-employee directors and as such are not eligible to participate in the 1988 Option Plan. However, options to purchase an aggregate of up to 20,000 shares of Common Stock were granted to such directors during fiscal 1996 under the Company's 1991 Director Option Plan as discussed below under "PROPOSAL NO. 3 -- AMENDMENTS TO 1991 DIRECTOR OPTION PLAN." For information with respect to options to purchase Common Stock of the Company granted in the fiscal year ended March 31, 1996 under the 1988 Option Plan to the Company's Chief Executive Officer, and the four other most highly compensated executive officers of the Company whose annual salary and bonus exceeded $100,000 for fiscal 1996, see "COMPENSATION OF EXECUTIVE OFFICERS -- STOCK OPTION GRANTS IN LAST FISCAL YEAR." Subsequent to the end of fiscal 1996, options to purchase 81,400 shares of Common Stock were granted to the Company's current executive officers and options to purchase 168,578 shares of Common Stock were granted to the Company's other employees. The actual benefits, if any, to the holders of stock options issued under the 1988 Option Plan are not determinable prior to exercise as the value, if any, of such stock options to their holders is represented by the difference between the market price of a share of the Company's Common Stock on the date of exercise and the exercise price of a holder's stock option, as set forth below. See also "Compensation of Executive Officers -- Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values."


PURPOSE

     The purposes of the 1988 Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and to promote the success of the Company's business.

ADMINISTRATION

     The 1988 Option Plan may be administered by the Board of Directors or by a committee (or subcommittee in certain instances) of the Board of Directors. The 1988 Option Plan is currently being administered by the Board of Directors and the Compensation Committee of the Board of Directors. The Compensation Committee has the exclusive authority to grant stock options and otherwise administer the 1988 Option Plan with respect to the Company's directors and officers eligible to participate in the 1988 Option Plan. If all members of the Compensation Committee do not meet the definition of "outside directors" under Code Section 162(m), a subcommittee of the Compensation Committee consisting of such "outside directors" will have the exclusive authority to grant stock options and otherwise administer the 1988 Option Plan with respect to "covered employees" described in Code Section 162(m). Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the 1988 Option Plan. All questions of interpretation of the 1988 Option Plan are determined by the Board of Directors or its committee and its decisions are final and binding upon all participants.

ELIGIBILITY

     The 1988 Option Plan provides that either incentive stock options or nonstatutory stock options may be granted to employees (including officers and directors who are also employees) of the Company or any of its subsidiaries. In addition, the 1988 Option Plan provides that nonstatutory stock options may be granted to consultants (not including directors who are not compensated for their services or are paid only a director's fee by the Company) of the Company or any of its subsidiaries. The Board of Directors or its committee selects the optionees and determines the number of shares to be subject to each option. In making such determination, there are taken into account the duties and responsibilities of the optionee, the value of the optionee's services, the optionee's present and potential contribution to the success of the Company, and other relevant factors.

     The 1988 Option Plan provides that the maximum number of shares of Common Stock which may be granted under options to any one employee during any fiscal year shall be 500,000, subject to adjustment as provided in the 1988 Option Plan. To the extent than an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value (under all plans of the Company and determined for each share as of the date the option to purchase the share was granted) in excess of $100,000, such excess options shall be treated as nonstatutory stock options.

TERMS OF OPTIONS

     Each option is evidenced by a stock option agreement between the Company and the optionee. Each option is subject to the following additional terms and conditions:

          (a) Exercise of the Option. The Board of Directors or its committee determines when options may be exercised. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and by tendering of payment of the purchase price. The purchase price of the shares purchased upon exercise of an option shall be paid in consideration of such form as is determined by the Board of Directors or its committee and specified in the option agreement, and such form of consideration may vary for each option.

          (b) Exercise Price. The exercise price under the 1988 Option Plan is determined by the Board of Directors or its committee and may not be less than 100 percent of the fair market value of the Common Stock on the date the option is granted. The fair market value per share is equal to the closing price on the Nasdaq National Market on the date of grant. In the case of an incentive stock option granted to an optionee who owns more than ten percent of the voting power of all classes of stock of the Company, its parent or subsidiaries, the exercise price must not be less than 110 percent of the fair market value on the date of the grant.

          (c) Termination of Employment. If the optionee's employment or consulting relationship terminates for any reason other than disability or death, options under the 1988 Option Plan may be exercised not later than thirty days (or such other period of time not exceeding three months in the case of an incentive stock option or six months in the case of a nonstatutory stock option as is determined by the Board of Directors or its committee at the time of grant) after such termination and may be exercised only to the extent the option was exercisable on the date of termination. In no event may an option be exercised by any person after the expiration of its term.

          (d) Disability. If an optionee is unable to continue his or her employment or consulting relationship with the Company as a result of his or her total and permanent disability, options may be exercised within six months (or such other period of time not exceeding twelve months as is determined by the Board of Directors or its committee) of termination and may be exercised only to the extent the option was exercisable on the date of termination, but in no event may the option be exercised after its termination date.

          (e) Death. Under the 1988 Option Plan, if an optionee should die while employed or retained by the Company or during the thirty day period (or such other period of time not exceeding three months as is determined by the Board of Directors or its Committee) following termination of the optionee's employment or consulting relationship, options may be exercised within six months after the date of death to the extent the options would have been exercisable (i) twelve months after the date of death, in the case of an optionee who dies while employed or retained by the Company, or
     (ii) on the date of termination of employment or consulting relationship, in the case of an optionee who dies within thirty days after termination of employment or consulting relationship.

          (f) Termination of Options. The 1988 Option Plan provides that options granted under the 1988 Option Plan have the term provided in the option agreement. In general, these agreements currently provide for a term of ten years. Incentive stock options granted to an optionee who, immediately before the grant of such option, owned more than ten percent of the total combined voting power of all classes of stock of the Company, its parents or subsidiaries, may not in any case have a term of more than five years. No option may be exercised by any person after its expiration.


          (g) Option Not Transferable. An option is nontransferable by the optionee other than by will or the laws of descent and distribution, and is exercisable only by the optionee during his or her lifetime and in the event of the optionee's death by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death.


          (h) Acceleration of Options. In the event of a merger or consolidation in which the Company is not the surviving entity, the Board of Directors is obligated to either accomplish a substitution or assumption of options or give thirty days notice of the acceleration of the optionee's right to exercise his or her outstanding options as to some or all of the optioned stock at any time within thirty days of such notice.

          (i) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the 1988 Option Plan as may be determined by the Board of Directors or its committee.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     In the event any change, such as a stock split or dividend, is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustment shall be made in the exercise price of each outstanding option, the number of shares subject to each option, the annual limitation on grants to employees, as well as the number of shares available for issuance under the 1988 Option Plan. In the event of the proposed dissolution or liquidation of the Company, each option will terminate unless otherwise provided by the Board of Directors or its committee.

AMENDMENT AND TERMINATION

     The Board of Directors may amend the 1988 Option Plan at any time or from time to time or may terminate it without approval of the stockholders; provided, however, that stockholder approval is required for any amendment to the 1988 Option Plan that increases the number of shares that may be issued under the 1988 Option Plan, modifies the standards of eligibility, modifies the limitation on grants to employees described in the 1988 Option Plan or results in other changes which would require stockholder approval to qualify options granted under the 1988 Option Plan as performance-based compensation under Section 162(m) of the Code, or, so long as the Company has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), materially increases the benefits to participants that may accrue under the 1988 Option Plan. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the 1988 Option Plan. The 1988 Option Plan will terminate in April 1998, provided that any options then outstanding under the 1988 Option Plan will remain outstanding until they expire by their terms.

FEDERAL INCOME TAX ASPECTS OF THE 1988 OPTION PLAN

     Options granted under the 1988 Option Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory stock options.

     If an option granted under the 1988 Option Plan is an incentive stock option, under Federal tax laws the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise, although the exercise of an incentive stock option may give rise to alternative minimum tax. The Company will not be allowed a deduction for Federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after receipt of the shares by the optionee, any gain will be treated as long-term capital gain under Federal tax laws. If these holding periods are not satisfied, the optionee will recognize ordinary income under Federal tax laws equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or ten percent stockholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized under Federal tax laws as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. The current federal tax rate on long-term capital gains is capped at 28 percent. Capital losses are allowed under Federal tax laws in full against capital gains plus $3,000 of other income.

     All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income under Federal tax laws at the time he or she is granted a nonstatutory option. However, upon its exercise, under Federal tax laws the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired or where the optionee is an officer, director or ten percent stockholder of the Company, the date of taxation under Federal tax laws may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by an optionee who is also an employee of the Company will be subject to tax withholding by the Company by payment in cash or out of the current earnings paid to the optionee. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's tax basis (exercise price plus the income recognized upon exercise) will be treated under Federal tax laws as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee upon the exercise of a nonstatutory stock option.

     The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Directors' Option Plan, does not purport to be complete, and does not discuss the income tax laws of any municipality, state or foreign country in which an optionee may reside.

REQUIRED VOTE

     The approval of the amendment to the 1988 Option Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE 1988 STOCK OPTION PLAN. THE EFFECT OF AN ABSTENTION IS THE SAME AS THAT OF A VOTE AGAINST THE APPROVAL OF THE AMENDMENT TO THE 1988 STOCK OPTION PLAN.


                                PROPOSAL NO. 3:

                    AMENDMENTS TO 1991 DIRECTOR OPTION PLAN

     At the Annual Meeting, the Company's stockholders are being asked to approve amendments to the 1991 Director Option Plan (the "Directors' Option Plan") that would make certain changes to the formulas pursuant to which options are granted under the Directors' Option Plan and to the provisions regarding adjustments necessitated by changes in the Company's capital structure.

GENERAL

     The Directors' Option Plan was adopted by the Board of Directors in December 1991 and approved by the stockholders in January 1992. A total of 200,000 shares of Common Stock were initially reserved for issuance under the Directors' Option Plan, as adjusted to reflect the stock split. In June 1996, the Board of Directors adopted amendments to the Directors' Option Plan, subject to approval of the Company's stockholders, to make certain changes to the formulas pursuant to which options are granted under the Directors' Option Plan and to the provisions regarding adjustments necessitated by changes in the Company's capital structure. The stockholders are being asked to approve the amendments at the Annual Meeting.


     As of May 31, 1996, options to purchase 124,000 shares of Common Stock had been granted to the Company's nonemployee directors under the Directors' Option Plan, 108,000 of such options were outstanding, 8,000 options had been exercised and 8,000 options had been cancelled. A total of 84,000 shares remain available for future option grants. As of May 31, 1996, the aggregate fair market value of shares subject to outstanding options under the Directors' Option Plan was $5,346,000, based upon the closing price of the Common Stock as reported on the Nasdaq National Market on such date.


     Employees and employee directors are ineligible to participate in the Directors' Option Plan. During the fiscal year ended March 31, 1996 five of the Company's six nonemployee directors were each granted an option to purchase up to 2,000 shares, (subsequently adjusted to 4,000 shares to reflect the Stock Split), at an adjusted exercise price of $17.875 per share. In addition, in April 1996, pursuant to the terms of the Directors' Option Plan, each of the Company's six nonemployee directors was granted an additional option to purchase up to 2,000 shares, at an exercise price of $61.50 per share.

PURPOSE

     The Directors' Option Plan is designed to provide nonemployee directors with a proprietary interest in the Company, to encourage these individuals to continue to serve the Company as directors and to assist the Company in recruiting highly qualified individuals when vacancies occur on the Board.

ADMINISTRATION

     The Directors' Option Plan is designed to work automatically and not to require administration. However, to the extent administration is necessary, it will be provided by the Board of Directors. No discretion concerning decisions regarding the Directors' Option Plan shall be afforded to any person who is not a "disinterested" person under Rule 16b-3 promulgated under the Exchange Act. The interpretation and construction of any provisions of the Directors' Option Plan by the Board of Directors shall be final and conclusive. Members of the Board receive no additional compensation for their services in connection with the administration of the Directors' Option Plan.

ELIGIBILITY


     The Directors' Option Plan currently provides that each director who is not an employee of the Company or any parent or subsidiary of the Company, other than nonemployee directors as of November 30, 1991, shall be granted an option to purchase 10,000 shares of Common Stock (an "Initial Option") on the date on which the optionee first becomes a director of the Company. On April 1 of each year after the effective date of the plan (April 1, 1992), whether or not a nonemployee director on November 30, 1991, each nonemployee director shall be granted an option to purchase 2,000 shares of Common Stock (an "Annual Option") if, on such date, he or she shall have served on the Company's Board of Directors for at least six months. The Board of Directors has adopted certain amendments, described below, that would increase the number of shares of Common Stock subject to each Annual Option, which amendments are being submitted for approval by the Company's stockholders at the Annual Meeting. See "Amendments to Provide for Adjustments to Formula Grants Upon Changes in Capitalization and to Increase Formula Grants."


     Except for automatic option grants under the Directors' Option Plan, nonemployee directors will not be eligible to receive any additional option grants or stock issuances under the Directors' Option Plan or any other stock plan of the Company. The Directors' Option Plan provides for neither a maximum nor a minimum number of shares subject to options that may be granted to any one nonemployee director, but does provide for the number of shares which may be included in any grant and the method of making a grant.

TERMS OF OPTIONS

     Options granted under the Directors' Option Plan have a term of ten years. Each option is evidenced by an option agreement between the Company and the director to whom such option is granted and is subject to the following additional terms and conditions:

          (a) Rule 16b-3. Options granted to directors must comply with the applicable provisions of Rule 16b-3, or any successor thereto, and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Directors' Option Plan transactions.

          (b) Exercise of the Option. The Initial Options become exercisable cumulatively to the extent of 33 1/3 percent of the shares subject to the option on each of the first three anniversaries of the date of grant. The Annual Options become exercisable in whole on the third anniversary of the date of grant. An option is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering payment to the Company of the purchase price. Payment for shares issued upon exercise of an option is determined by the Board and may consist of (i) cash, (ii) check, (iii) promissory note, (iv) an exchange of shares of the Company's Common Stock held for at least six months, (v) delivery of a properly executed exercise notice together with such documentation necessary to effect an exercise of the option and delivery to the Company of the sale or loan proceeds required to pay the exercise price, (vi) delivery of an irrevocable subscription agreement which obligates the optionee to take and pay for the shares not more than twelve months later, (vii) a combination of the foregoing methods or (viii) such other consideration and method of payment permitted by applicable law.

          (c) Exercise Price. The per share exercise price of options under the Directors' Option Plan is 100 percent of the fair market value of the Company's Common Stock on the date of grant. The fair market value is determined based upon the closing sales price of the Company's Common Stock on the Nasdaq National Market on the date the option is granted.

          (d) Termination of Status as a Director. The Directors' Option Plan provides that if an optionee ceases to serve as a director of the Company, the option may be exercised within three months after the date he or she ceases to be a director as to all or part of the shares that the optionee was entitled to exercise at the date of such termination.

          (e) Death. In the event of the death of an optionee, the option may be exercised by the optionee's estate or beneficiary at any time within six months after death, but only to the extent that the option would have been exercisable at the time of death.

          (f) Disability. If an optionee is unable to continue his or her service as a director of the Company as a result of his or her total and permanent disability, the option may be exercised at any time within six months after the date of his or her termination, but only to the extent he or she was entitled to exercise it at the date of such termination.

          (g) Termination of Options. No option is exercisable by any person after the expiration of ten years from the date the option was granted.

          (h) Nontransferability of Options. An option is nontransferable by the optionee, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, and is exercisable only by the optionee during his or her lifetime or, in the event of death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of the death of the optionee.

          (i) Acceleration of Options. In the event of a proposed sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, the option shall be assumed or an equivalent option shall be substituted by the successor corporation. In the event that the successor does not agree to assume the option or to substitute an equivalent option, the Board of Directors shall declare acceleration of the optionee's right to exercise his or her outstanding option and give thirty days notice of the acceleration of the optionee's right to exercise his or her outstanding options in full at any time within thirty days of such notice.

          (j) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors' Option Plan as may be determined by the Board of Directors.


ADJUSTMENT TO OUTSTANDING OPTIONS UPON CHANGES IN CAPITALIZATION



     In the event any change, such as a stock split or dividend, is made in the Company's capitalization which results in an increase or decrease in the outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made in the option price and in the number of shares subject to each outstanding option. However, without taking into account the proposed amendments discussed below, no adjustment shall be made to the number of shares to be granted pursuant to formula option grants upon the occurrence of any such event. In the event of a proposed dissolution or liquidation of the Company, all options will terminate immediately prior to the consummation of such action, unless otherwise provided by the Board. The Board of Directors may, in its sole discretion, make provisions for accelerating the exercisability of the shares subject to an option under the Directors' Option Plan in such event.



AMENDMENTS TO PROVIDE FOR ADJUSTMENTS TO FORMULA GRANTS UPON CHANGES IN CAPITALIZATION AND TO INCREASE FORMULA GRANTS



     In addition to the foregoing discussion, the Company is requesting stockholder approval of the following additional amendments to the Directors' Option Plan. These amendments provide for additional option grants to each current nonemployee director of the Company. Although each current nonemployee director will benefit from the approval of these amendments, the Board of Directors believes such amendments are in the best interests of the stockholders as they are designed to provide what the Board of Directors believes to be appropriate incentives for the Company's nonemployee directors.


     1. In the event that the Company effects a reverse stock split or other recapitalization transaction pursuant to which the number of shares of the outstanding capital stock of the Company is combined into a smaller number of shares, the number of shares of Common Stock to be granted pursuant to each Initial Option and each Annual Option shall be adjusted ratably to reflect the Company's new capital structure. For example, in the event that the Company were to effect a one-for-two share reverse stock split, the amount of each Initial Option and each Annual Option to be granted under the Directors' Option Plan would be reduced by 50 percent.

     2. In the event that the Company effects a forward stock split, stock dividend or other recapitalization transaction pursuant to which the number of shares of the outstanding capital stock of the Company is increased into a larger number of shares, the number of shares of Common Stock to be granted pursuant to each Initial Option and each Annual Option shall be adjusted ratably to reflect 50 percent of the changes to the Company's capital structure, up to a maximum of 15,000 shares to be granted pursuant to each Initial Option and 5,000 shares to be granted pursuant to each Annual Option. For example, in the event the Company were to effect another two-for-one share forward stock split (via stock dividend or otherwise), the number of shares to be granted under each Initial Option and each Annual Option would increase by 50 percent (representing one-half of the effect of such stock split on the outstanding stock of the Company), provided that any such adjustment could not increase the grant amounts above the maximum amounts stated in this paragraph.

     3. In light of the Stock Split in December 1995, for which no adjustments to the formula grants under the Directors' Option Plan were made, and the foregoing proposed amendments to the Directors' Option Plan, the amount of each Annual Grant issuable under the Directors' Option Plan will be increased to 3,000 shares.

     4. Because the Company's nonemployee directors on April 1, 1996, received grants under the Directors' Option Plan that were not adjusted to reflect the Stock Split, each such director will receive a one-time grant of 1,000 shares on the date of the Annual Meeting at the fair market value on the date of grant. These options will vest in accordance with the vesting terms of the Annual Options granted to such directors on April 1, 1996. With these additional grants, the Company's nonemployee directors will have received the equivalent of what they would have received if the Annual Option grants on April 1, 1996, had been adjusted to reflect the Stock Split in accordance with the proposed amendments discussed above.

     The foregoing amendments have no effect on the options currently outstanding under the Directors' Option Plan.

AMENDMENT AND TERMINATION

     The Board of Directors may amend the Directors' Option Plan at any time, or from time to time, or may terminate it without approval of the stockholders, but no amendment or termination shall be made that would impair the rights of any optionee under any prior grant without his or her consent. In addition, the Company shall obtain stockholder approval of any amendment to the Directors' Option Plan in such a manner and to the extent necessary to comply with Rule 16b-3 under the Exchange Act, the provisions of the Code or any other applicable law or regulation. Further, the provisions of the Directors' Option Plan concerning the grants of options under the Directors' Option Plan may not be amended more than once every six months other than to comply with changes in the Code or ERISA. In any event, the Directors' Option Plan will terminate in December 2001.

TAX INFORMATION

     Options granted under the Directors' Option Plan are nonstatutory stock options. An optionee will not recognize any taxable income under Federal tax laws at the time he is granted a nonstatutory stock option. However, upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option price. Because the optionee is a director of the Company, the date of taxation (and the date of measurement of taxable ordinary income) may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain (or loss). The current Federal tax rate on long-term capital gains is capped at 28 percent, which will be long-term capital gain (or loss) if the sale occurs more than one year after exercise of the option as short-term capital gain if sold earlier. Capital losses are allowed in full against capital gains plus $3,000 of other income. The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of a nonstatutory option.

     The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Directors' Option Plan, does not purport to be complete, and does not discuss the income tax laws of any municipality, state or foreign country in which an optionee may reside.

REQUIRED VOTE

     The approval of the amendments to the Directors' Option Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE DIRECTORS' OPTION PLAN. THE EFFECT OF AN ABSTENTION IS THE SAME AS THAT OF A VOTE AGAINST THE APPROVAL OF THE AMENDMENTS TO THE DIRECTORS' OPTION PLAN.

                                 PROPOSAL NO. 4

              AMENDMENTS TO THE 1991 EMPLOYEE STOCK PURCHASE PLAN

     At the Annual Meeting, the Company's stockholders are being asked to approve amendments to the Company's 1991 Employee Stock Purchase Plan (the "Purchase Plan") to (i) increase the number of shares of Common Stock reserved for issuance thereunder by 100,000 shares, to a total of 300,000 shares, as adjusted to reflect the Stock Split, (ii) remove the five month waiting period for an employee to become eligible to participate in the Purchase Plan, (iii) increase the rate of contribution allowed from ten percent to twelve percent of a participants eligible compensation, and (iv) increase the duration of an offering period from six months to twelve months. The Purchase Plan provides for employee purchases of the Company's Common Stock through accumulated payroll deductions. Employees make such purchases by participation in regular offering periods from which they may withdraw at any time. The amendments will provide sufficient additional stock and additional benefit to employees to continue the Company's policy of equity ownership by employees as an incentive for employees to exert maximum efforts for the success of the Company.

GENERAL


     The Purchase Plan was adopted by the Board of Directors in December 1991 and approved by the stockholders in January 1992. A total of 200,000 shares of Common Stock were initially reserved for issuance under the Purchase Plan, as adjusted to reflect the Stock Split. In May 1996, the Board of Directors amended the Purchase Plan, subject to approval of the Company's stockholders, to increase the number of shares reserved for issuance by 100,000 shares, to a total of 300,000 shares. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of
Section 423 the Code. The Purchase Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of ERISA.

     As of May 31, 1996, a total of 106,290 shares had been issued to the Company's employees under the Purchase Plan and 93,710 shares remain available for future issuance. The average per share issuance price for shares purchased by employees under the Purchase Plan to date was approximately $11.95, as adjusted for the Stock Split, and the total net value realized by employees as a group from the purchase of such shares was $2,004,195. As of May 31, 1996, approximately 368 employees were eligible to participate in the Purchase Plan, of which 189 were participating.

PURPOSE

     The purpose of the Purchase Plan is to provide employees of the Company (and any of its subsidiaries designated by the Board of Directors) who participate in the Purchase Plan with an opportunity to purchase Common Stock of the Company through payroll deductions.

ADMINISTRATION

     The Purchase Plan may be administered by the Board of Directors or a committee appointed by the Board of Directors. All questions of interpretation of the Purchase Plan are determined by the Board of Directors or its committee, and its decisions are final and binding upon all participants. Members of the Board of Directors or its committee who are eligible employees are permitted to participate in the Purchase Plan, provided that any such eligible member may not vote on any matter affecting the administration of the Purchase Plan or the grant of any option pursuant to it, or serve on a committee appointed to administer the Purchase Plan. No charges for administrative or other costs may be made against the payroll deductions of a participant in the Purchase Plan. Members of the Board of Directors receive no additional compensation for their services in connection with the administration of the Purchase Plan.

ELIGIBILITY

     Any person who is customarily employed by the Company (or any of its majority-owned subsidiaries) for at least 20 hours per week and more than five months in any calendar year is eligible to participate in the Purchase Plan after being employed by the Company for at least five months, provided that the employee is employed on the first day of an offering period and subject to certain limitations imposed by Section 423(b) of the Code. See "Purchase of Stock; Exercise of Option." The Board of Directors has adopted an amendment, described below, that will eliminate the requirement that a participant have been employed for at least five months, which amendment is being submitted for approval by the Company's stockholders at the Annual Meeting. See "Amendments to the Purchase Plan."

OFFERING DATES

     In general, the Purchase Plan is implemented by a series of six-month offering periods commencing on the first trading day in May and November coinciding with the beginning of the second full pay period in such month. The Board of Directors has the power to change the duration and/or frequency of the offering periods with respect to future offerings without stockholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first offering period to be affected. The Board of Directors has adopted an amendment, described below, that will extend the duration of the offering periods to twelve (12) months, each consisting of two six-month purchase periods, which amendment, notwithstanding the Board's power to do so otherwise, is being submitted for approval by the Company's Stockholders at the Annual Meeting. See "Amendments to the Purchase Plan."

PARTICIPATION IN THE PLAN


     Eligible employees may participate in the Plan by completing a subscription agreement on the form provided by the Company and filing it with the Company at least five business days prior to the applicable offering date, unless a later time for filing the subscription agreement is set by the Board for all eligible employees with respect to a given offering. The subscription agreement currently authorizes payroll deductions of up to ten percent of the participant's eligible compensation on the date of the purchase.

PURCHASE PRICE

     The purchase price per share at which shares are sold under the Purchase Plan is 85 percent of the lower of the fair market value of the Common Stock on the date of commencement of the offering period or on the applicable exercise date. The fair market value shall be the closing price of the Common Stock on the Nasdaq National Market as of such date.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

     The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may be up to ten percent of a participant's eligible compensation received on each payday during the offering period. Eligible compensation is defined in the Purchase Plan to include the regular straight time gross earnings including payments for overtime, shift premium, incentive compensation, bonuses and commissions, except to the extent exclusion of any of such items for all participants is directed by the Board of Directors. A participant may discontinue his or her participation in the Purchase Plan at any time during the offering period prior to an exercise date, and may decrease or increase the rate of his or her payroll deductions once during the offering period by completing and filing a new subscription agreement. Payroll deductions shall commence on the first payroll following the offering date and shall end on the last payroll paid on or prior to the exercise date of the offering to which the subscription agreement is applicable, unless sooner terminated by the participant as provided under termination. No interest accrues on the payroll deductions of a participant in the Purchase Plan. The Board of Directors has adopted an amendment, described below, that will increase the maximum permitted deduction from ten percent to twelve percent of eligible compensation, which amendment is being submitted for approval by the Company's Stockholders at the Annual Meeting. See "Amendments to the Purchase Plan."

PURCHASE OF STOCK; EXERCISE OF OPTION

     By executing a subscription agreement to participate in the Purchase Plan, the participant is entitled to have shares placed under option. The maximum number of shares placed under option to a participant in an offering period is the number determined by dividing $25,000 by the fair market value of one share of the Company's Common Stock on the offering date. Within this limit, the number of shares purchased by a participant will be determined by dividing the amount of the participant's total payroll deductions accumulated during each annual exercise period by the lower of (i) 85% of the fair market value of the Common Stock at the beginning of the offering period, or (ii) 85% of the fair market value of the Common Stock on the applicable exercise date. See "Payment of Purchase Price; Payroll Deductions" for additional limitations on payroll deductions. Unless the participant's participation is discontinued, each participant's option for the purchase of shares will be exercised automatically at the end of each exercise period at the applicable price. See "Withdrawal." Notwithstanding the foregoing, no participant shall be permitted to subscribe for shares under the Purchase Plan if immediately after the grant of the option he or she would own 5% or more of the voting power or value of all classes of stock of the Company or of a parent or of any of its subsidiaries (including stock which may be purchased under the Purchase Plan or pursuant to any other options), nor shall any participant be granted an option which would permit the participant to buy pursuant to the Purchase Plan more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) in any calendar year. Furthermore, if the number of shares which would otherwise be placed under option at the beginning of an offering period exceeds the number of shares then available under the Purchase Plan, a pro rata allocation of the available shares shall be made in as equitable a manner as is practicable.

WITHDRAWAL

     While each participant in the Purchase Plan is required to sign a subscription agreement authorizing payroll deductions, the participant's interest may be increased or decreased once during any given offering period by completing and filing a new subscription agreement with the Company. In addition, a participant's interest may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected at any time prior to the end of the applicable six-month period prior to an exercise date under the Purchase Plan, unless the subscription agreement was made irrevocably by the participant (at his or her own election).

     Any withdrawal by the participant of accumulated payroll deductions for a given offering period automatically terminates the participant's interest in that offering period. In effect, the participant is given an installment option, for a maximum number of shares, which may or may not be exercised at the end of each six-month exercise period. However, unless the participant actively withdraws from the offering period, the option will be exercised automatically at the end of each exercise period, and the maximum number of full shares purchasable (within the limits of the Purchase Plan) with the participant's accumulated payroll deductions will be purchased for that participant at the applicable price.

     A participant's withdrawal from an offering period does not have an effect upon such participant's eligibility to participate in subsequent offering periods under the Purchase Plan; however, the participant may not re-enroll in the same offering period after withdrawal. Officers, directors and other persons subject to Section 16 of the Exchange Act may not re-enroll for a period of six months after withdrawal.

TERMINATION OF EMPLOYMENT

     Upon termination of the participant's continuous status as an employee prior to the exercise date of an offering period for any reason, including retirement or death, the contributions credited to his or her account will be returned to him or her, without interest, or, in the case of his or her death, to the person or persons entitled thereto, and his or her option will be automatically terminated.

     In the event an employee fails to remain in continuous status as an employee of the Company for at least twenty (20) hours per week during the offering period in which the employee is a participant, he or she will be deemed to have elected to withdraw from the Purchase Plan and the contributions credited to his or her account will be returned to him or her, without interest, and his or her option terminated.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION

     In the event any change, such as a stock split or stock dividend, is made in the Company's capitalization which results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, appropriate adjustments will be made in the shares subject to purchase and in the purchase price per share, as well as in the number of shares available for issuance under the Purchase Plan. In the event of the proposed dissolution or liquidation of the Company, each option will terminate unless otherwise provided by the Board of Directors or its committee.

NONTRANSFERABILITY

     No rights or accumulated payroll deductions of a participant under the Purchase Plan may be pledged, assigned or transferred for any reason and any such attempt may be treated by the Company as an election to withdraw from the Purchase Plan.

REPORTS


     Individual accounts will be maintained for each participant in the Purchase Plan. Each participant shall receive at least annually a report of such participant's account setting forth the total amount of payroll deductions accumulated, the per share purchase price and the number of shares purchased and the remaining cash balance, if any, to be returned or carried over to the next offering period.


AMENDMENTS TO THE PURCHASE PLAN

     In addition to the foregoing discussion, in order to maintain a competitive benefit plan by which to attract and retain employees and to encourage employee ownership of the Company's Common Stock, the following amendments to the Purchase Plan are proposed to be effective for the offering period commencing in November 1996:

     1. An employee who is customarily employed by the Company for at least twenty (20) hours per week and more than five (5) months in any calendar year shall be eligible to participate in the Purchase Plan immediately upon commencement of employment.

     2. A Purchase Plan participant shall be entitled to authorize payroll deductions up to twelve percent of the participant's eligible compensation during an offering period.

     3. The Purchase Plan shall be implemented by a series of twelve-month offering periods, each of which shall consist of two consecutive purchase periods of six months duration with the last day of each purchase period being designated a Purchase Date. The number of shares purchased by a participant on a purchase date will be determined by dividing the amount of the participant's total payroll deductions accumulated during the purchase period by the lower of
(i) 85 percent of the fair market value of the Common Stock at the beginning of the offering period (the "Offering Date"), or (ii) 85 percent of the fair market value of the Common Stock on the Purchase Date. If the fair market value on a Purchase Date is less than the fair market value on the Offering Date, a new twelve-month offering period will automatically begin on the first business day following the Purchase Date with a new fair market value. For example, an offering period beginning on November 16, 1996 would have Purchase Dates on May 15 and November 15, 1997. Assume that the fair market value on the Offering Date is $50.00, on the May 15 Purchase Date is $60.00 and on the November 15 Purchase Date is $70.00. A participant will purchase shares on May 15 for $42.50 per share (85 percent of $50.00 -- the lower of the two applicable values). The participant will also purchase shares on November 15 for $42.50 per share (85 percent of $50.00 -- the lower of the two applicable values). A new offering period would then commence on November 16, 1997, with an initial fair market value of $70.00.

AMENDMENT AND TERMINATION OF THE PLAN

     The Board of Directors may at any time amend or terminate the Purchase Plan, except that such termination shall not affect options previously granted nor may any amendment make any change in any option granted prior thereto which adversely affects the rights of any participant. No amendment may be made to the Purchase Plan without prior approval of the stockholders of the Company if such amendment would increase the number of shares reserved under the Purchase Plan, permit a new class of employees to participate in the Purchase Plan or make any other change to the Purchase Plan for which stockholder approval is required to comply with the rules regarding "discretionary plans" under Section 16 of the Exchange Act and Rule 16b-3 or under Section 423 of the Code (or any successor provisions thereto).

FEDERAL INCOME TAX ASPECTS OF THE PURCHASE PLAN

     General Tax Information. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify for the federal income tax treatment provided to employee stock purchase plans and their participants under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Purchase Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount which depends upon the holding period of the shares. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period and one year from the date the shares are purchased, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15 percent of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of either of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on whether or not the disposition occurs more than one year after the date the shares are purchased. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by a participant upon a sale or disposition of shares prior to the expiration of the holding periods described above. Capital losses are allowed in full against capital gains plus $3,000 of other income.

     Officers Subject to Section 16(b) Liability. In the case of a participant who is subject to Section 16(b) of the Exchange Act, the Purchase Date for purposes of calculating such participant's compensation income and the beginning of the capital gain holding period may be deferred for up to six months under certain circumstances. Such individuals should consult with their personal tax advisors prior to participating in the Purchase Plan or selling shares issued pursuant to such plan.

     The ordinary income reported under the rules described above, added to the actual purchase price of the shares, determines the tax basis of the shares for the purpose of determining capital gain or loss on a sale or exchange of the shares.

     The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the purchase and sale of shares under the Purchase Plan, does not purport to be complete, and does not discuss the income tax laws of any municipality, state or foreign country in which a participant may reside.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the Common Stock present or represented by proxy at the Annual Meeting is required to approve the amendments to the Purchase Plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE PURCHASE PLAN. THE EFFECT OF AN ABSTENTION IS THE SAME AS THAT OF A VOTE AGAINST THE APPROVAL OF THE AMENDMENTS TO THE PURCHASE PLAN.

                                 PROPOSAL NO. 5

                 AMENDMENT OF THE CERTIFICATE OF INCORPORATION
                    TO INCREASE THE AUTHORIZED COMMON STOCK

     At the Annual Meeting, the Company's stockholders are being asked to approve an amendment to the Company's Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock from 25,000,000 to 120,000,000. In May 1996, the Board of Directors authorized the foregoing amendment of the Certificate of Incorporation to increase the authorized Common Stock, subject the approval of the Company's stockholders.


     The Certificate of Incorporation of the Company, as amended and presently in effect, authorizes the issuance of 25,000,000 shares of Common Stock, $0.0025 par value per share, and 2,000,000 shares of Preferred Stock, $0.001 par value per share. As of the Record Date, there were 15,071,521 shares of Common Stock outstanding and 9,928,479 shares of Common Stock were authorized but unissued. Of the unissued shares, 4,038,751 shares were reserved for issuance pursuant to the Company's various stock plans, leaving a balance of approximately 5,889,728 authorized, unissued, unreserved and uncommitted shares of Common Stock.


PURPOSES AND EFFECTS

     The Board of Directors believes that the increase in the number of authorized shares of Common Stock will provide greater flexibility for the Board of Directors to declare stock dividends or stock splits, use stock for future acquisitions, raise equity capital, adopt additional employee benefit plans or increase the shares available under existing plans or to use the additional shares for other general corporate purposes.

     If approved, the Company's Certificate of Incorporation, as amended, will be amended to increase the authorized shares of Common Stock of the Company to 120,000,000. No change in the authorized Preferred Stock is being proposed. The proposed shares of Common Stock for which authorization is sought would be part of the existing class of such stock and would have no effect upon the terms of the Common Stock or the rights of the holders of such stock. If this proposed amendment is adopted, the additional authorized shares of Common Stock will be available for issuance from time to time at the discretion of the Board of Directors without further action by the stockholders, although use of such shares for certain employee benefit plans or other transactions may require shareholder approval. The proposed additional authorized shares of Common Stock would have the same rights and privileges as the shares of Common Stock presently outstanding. Holders of the Company's Common Stock do not have preemptive rights to purchase additional shares of Common Stock.

REQUIRED VOTE

     The approval of the amendment to the Certificate of Incorporation to increase the authorized Common Stock requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION. THE EFFECT OF AN ABSTENTION IS THE SAME AS THAT OF A VOTE AGAINST THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK.

                                PROPOSAL NO. 6:

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending March 31, 1997, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

     Ernst & Young LLP has audited the Company's financial statements annually since fiscal 1985. Representatives of Ernst & Young LLP are expected to be present at the meeting, with the opportunity to make a statement if they desire to do so, and to respond to appropriate questions.

REQUIRED VOTE

     The ratification of the appointment of Ernst & Young LLP as independent auditors for the Company requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock present at the Annual Meeting in person or by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY. THE EFFECT OF AN ABSTENTION IS THE SAME AS THAT OF A VOTE AGAINST THE PROPOSAL.

                               OTHER INFORMATION

                             COMMON STOCK OWNERSHIP
                  OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Common Stock as of May 31, 1996 as to (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers named in the Summary Compensation Table beginning on page 22, and (iv) all directors and executive officers as a group.


                                                                           SHARES BENEFICIALLY
                                                                                 OWNED(1)
                 FIVE PERCENT STOCKHOLDERS, DIRECTORS,                   ------------------------
                NAMED EXECUTIVE OFFICERS, AND DIRECTORS                                PERCENT OF
                   AND EXECUTIVE OFFICERS AS A GROUP                      NUMBER        TOTAL(2)
- -----------------------------------------------------------------------  ---------     ----------
Collagen Corporation...................................................  1,605,888        10.9%
2500 Faber Place
Palo Alto, CA 94303
Charles M. Strother, M.D.(3)...........................................      8,073        *
William G. Davis(4)....................................................  1,642,370        11.1%
3532 Bay Road So. Drive
Indianapolis, IN 46240
Kathleen G. Murray, M.S.N..............................................      6,667        *
Howard D. Palefsky(5)..................................................  1,609,888        10.9%
Collagen Corporation
2500 Faber Place
Palo Alto, California 94303
Richard D. Randall.....................................................     16,710        *
John C. Villforth(3)...................................................     24,000        *
Gary R. Bang(6)........................................................    217,166         1.4%
Erik T. Engelson(7)....................................................    138,740        *
Abhijit Acharya, Ph.D.(8)..............................................     37,240        *
Edward R. LeMoure(9)...................................................    106,405        *
Timothy C. Mills, Ph.D.(10)............................................     44,163        *
All directors and executive officers as a group (19 persons)(11).......  2,371,787        15.5%


- ---------------
  *  Less than one percent.

 (1) The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the other footnotes to this table.

 (2) As of May 31, 1996, 14,782,718 shares were issued and outstanding.


 (3) Includes 7,000 shares issuable upon exercise of options exercisable within 60 days of May 31, 1996.


 (4) Includes 1,605,888 shares held by Collagen which Mr. Davis could be deemed to own beneficially by virtue of his position as a director of Collagen. Mr. Davis disclaims beneficial ownership of such shares. Also includes 16,482 shares issuable upon exercise of options exercisable within 60 days of May 31, 1996.

 (5) Includes 1,605,888 shares held by Collagen which Mr. Palefsky could be deemed to own beneficially by virtue of his position as Chairman, Chief Executive Officer and a director of Collagen. Mr. Palefsky disclaims beneficial ownership of such shares.

 (6) Includes 214,302 shares issuable upon exercise of options exercisable within 60 days of May 31, 1996.

 (7) Includes 42,073 shares issuable upon exercise of options exercisable within 60 days of May 31, 1996.

 (8) Includes 24,740 shares issuable upon exercise of options exercisable within 60 days of May 31, 1996.

 (9) Includes 41,499 shares issuable upon exercise of options exercisable within 60 days of May 31, 1996.

(10) Includes 28,673 shares issuable upon exercise of options exercisable within 60 days of May 31, 1996.

(11) Includes an aggregate of 513,612 shares issuable upon exercise of options exercisable within 60 days of May 31, 1996. Also includes 1,605,888 shares held by Collagen. See footnotes (4) and (5).

                       COMPENSATION OF EXECUTIVE OFFICERS

     All share amounts and per share figures set forth in the following tables have been adjusted, where necessary, to reflect the Stock Split.

                           SUMMARY COMPENSATION TABLE

     The following table shows the compensation received by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company for the fiscal year ended March 31, 1996 and the compensation received by each such individual for the Company's two prior fiscal years.

                                                                                 LONG-TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                            ANNUAL             -------------
                                                        COMPENSATION(1)         SECURITIES        ALL OTHER
                                                     ---------------------      UNDERLYING       COMPENSATION
       NAME AND PRINCIPAL POSITION          YEAR     SALARY($)    BONUS($)     OPTIONS(#)(2)      ($)(3)(4)
- ------------------------------------------  -----    --------     --------     -------------     ------------
Gary R. Bang..............................   1996    $227,865     $168,000         62,100          $     --
  President, Chief Executive Officer         1995     198,195      114,000         87,100                --
  and Director                               1994     155,776       49,875        225,000            82,878
Erik T. Engelson..........................   1996     156,624       90,000         32,100                --
  Senior Vice President, Operations          1995     143,270       68,569         52,100                --
  and Research and Development               1994     136,781       45,000         25,000                --
Abhijit Acharya, Ph.D.....................   1996     148,758       78,400         22,800                --
  Vice President, Regulatory, Quality        1995     116,879       47,000         72,800            96,200
  and Clinical Affairs                       1994          --           --             --                --
Edward R. LeMoure.........................   1996     131,606       68,700         22,000                --
  Vice President and General Manager,        1995     124,063       53,000         32,000                --
  International                              1994     114,973       45,000         28,000                --
Timothy C. Mills, Ph.D....................   1996     127,842       67,200         21,000                --
  Vice President, New Business Development   1995     113,314       50,000         61,000            70,932
  and Chief Scientific Officer               1994          --           --             --                --

- ---------------

(1) Mr. Bang, Dr. Acharya and Dr. Mills commenced employment with the Company on May 3, 1993, June 27, 1994 and April 11, 1994, respectively. Bonus amounts include $84,000, $48,400 and $68,700 deferred at the election of Mr. Bang, Dr. Acharya and Mr. LeMoure, respectively.


(2) The Company's stock option grants are often based in part upon an officer's performance in the prior fiscal year.

(3) The value of certain perquisites or personal benefits is not included in the amounts disclosed because they did not exceed for any named individual the lesser of either $50,000 or ten percent of total salary and bonus reported for such individual in the Summary Compensation Table.

(4) Amounts shown consist of (i) relocation expenses paid for or reimbursed by the Company with respect to Mr. Bang, Dr. Acharya and Dr. Mills, (ii) a bonus and relocation payment to Mr. Bang of $75,000 upon the commencement of his employment with the Company, and (iii) a bonus payment to Dr. Acharya of $10,000 upon commencement of his employment with the Company.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information for the named executive officers with respect to grants of options to purchase Common Stock of the Company made during the fiscal year ended March 31, 1996.

                                                    INDIVIDUAL GRANTS(1)                          POTENTIAL
                                    ----------------------------------------------------     REALIZABLE VALUE AT
                                                  % OF TOTAL                                   ASSUMED ANNUAL
                                    NUMBER OF       OPTIONS                                 RATES OF STOCK PRICE
                                    SECURITIES    GRANTED TO                                  APPRECIATION FOR
                                    UNDERLYING     EMPLOYEES     EXERCISE                  10-YEAR OPTION TERM(3)
                                     OPTIONS       IN FISCAL      PRICE      EXPIRATION    -----------------------
               NAME                 GRANTED(#)      YEAR(2)       ($/SH)        DATE          5%           10%
- ----------------------------------  ----------    -----------    --------    -----------   --------     ----------
Gary R. Bang......................    20,700          3.6%       $  17.50      5/8/05      $227,817     $  577,333
                                      41,400(4)       7.3         31.8125      11/7/05      828,278      2,099,019
Erik T. Engelson..................    10,700          1.9           17.50      5/8/05       117,761        298,428
                                      21,400(4)       3.7         31.8125      11/7/05      428,144      1,085,000
Abhijit Acharya, Ph.D.............     7,600          1.3           17.50      5/8/05        83,643        211,968
                                      15,200(4)       2.7         31.8125      11/7/05      304,102        770,654
Edward R. LeMoure.................     7,000          1.2           17.50      5/8/05        77,040        195,233
                                      15,000(4)       2.6         31.8125      11/7/05      300,101        760,514
Timothy C. Mills, Ph.D............     7,000          1.2           17.50      5/8/05        77,040        195,233
                                      14,000(4)       2.5         31.8125      11/7/05      280,094        709,813

- ---------------
(1) Consist of stock options granted pursuant to the Company's 1988 Stock Option Plan, which generally become exercisable at a rate of 12.50 percent of the shares subject to the option at the end of the first six month period from the date of grant and 6.25 percent quarterly thereafter. The maximum term of each option granted is ten years from the date of grant. The exercise price is equal to the market value of the stock on the grant date.

(2) Based on an aggregate of 570,945 stock options granted to employees during fiscal 1996.

(3) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall market conditions. There is no assurance that the amounts reflected will be realized.

(4) These options vested in full during fiscal 1996 upon the Company's achievement of certain market valuation criteria.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information for the named executive officers with respect to exercises of options to purchase Common Stock of the Company in the fiscal year ended March 31, 1996.

                                                                     NUMBER OF SECURITIES            VALUE OF
                                                                          UNDERLYING               UNEXERCISED
                                                                         UNEXERCISED               IN-THE-MONEY
                                                                      OPTIONS AT FISCAL         OPTIONS AT FISCAL
                                      SHARES                             YEAR-END(#)              YEAR-END($)(1)
                                    ACQUIRED ON        VALUE            (EXERCISABLE/             (EXERCISABLE/
               NAME                 EXERCISE(#)     REALIZED($)         UNEXERCISABLE)            UNEXERCISABLE)
- ---------------------------------- -------------   --------------   ----------------------   ------------------------
Gary R. Bang......................     28,000        $1,149,470        194,527/151,673         $9,486,024/$6,779,532
Erik T. Engelson..................     40,290         1,367,791         51,089/ 54,111          2,397,299/ 2,268,538
Abhijit Acharya, Ph.D.............     24,500           935,563         19,414/ 51,686            872,495/ 2,245,580
Edward R. LeMoure.................     20,332         1,066,972         36,561/ 37,439          1,745,506/ 1,571,057
Timothy C. Mills, Ph.D............     15,000           551,250         22,797/ 44,203          1,037,100/ 1,888,150

- ---------------
(1) The fair market value of Target's Common Stock at the close of business on March 31, 1996 was $60.625.

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 27 shall not be incorporated by reference into any such filings.

                         COMPENSATION COMMITTEE REPORT

     The following is a report of the Compensation Committee of the Board of Directors (the "Committee") describing the compensation policies applicable to the Company's executive officers during the fiscal year ended March 31, 1996. The Committee recommends salaries, incentives and other forms of compensation for directors, officers and other employees of the Company, administers the Company's various incentive compensation and benefit plans (including stock plans) and recommends policies relating to such incentive compensation and benefit plans. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

EXECUTIVE OFFICER COMPENSATION

     Compensation Policy

     The Company's executive officer compensation policies are designed to attract, motivate and retain senior management by providing an opportunity for competitive, performance-based compensation. Under the Company's Compensation Policy, adopted in fiscal 1993, executive officer compensation consists of competitive base salaries, stock-based incentive opportunities in the form of options to purchase the Company's Common Stock and a bonus plan tied to individual and corporate performance goals. During fiscal 1996, the Company contributed an aggregate of approximately $119,000 in matching 401(k) contributions (up to an aggregate of $400 per participating employee), but the Company currently does not contribute to any other retirement programs on behalf of its employees, including executive officers. The Company has also adopted a plan under which certain employees, including the Company's executive officers, may defer receipt of portions of their salary and bonus until future periods.

     Base Salaries for Fiscal 1995


     In establishing compensation guidelines with respect to base salary, the Company utilized data prepared by an independent consultant to assist it in setting salary levels competitive with those of other medical industry companies, several of which are included in the peer group index in the Company's Performance Graph on page 26. The Company's Compensation Policy is designed to maintain the base salary of its executive officers within a range that approximates the median of such salary data. Generally, salaries paid to the Company's executive officers in fiscal 1996 were within the targeted range. While it is the Committee's intent to continue to review periodically base salary information to monitor competitive ranges within the applicable market, including consideration of the Company's geographic location and individual job responsibilities, it is further the intent of the Committee to maintain a close relationship between the Company's performance and the base salary component of its executive officers' compensation.


     Stock Option Awards for Fiscal 1996

     The Company's 1988 Stock Option Plan provides for the issuance of stock options to officers and employees of the Company to purchase shares of the Company's Common Stock at an exercise price equal to the fair market value of such stock on the date of grant. The Company's stock options typically vest over a 48-month period in increments of 12.5% after the initial six months and 6.25% quarterly thereafter. Stock options are granted to the Company's executive officers and other employees both as a reward for past individual and corporate performance and as an incentive for future performance. The Committee believes that stock-based performance compensation arrangements are essential in aligning the interests of management and the stockholders in enhancing the value of the Company's equity.

     During fiscal 1996 the Company granted incentive stock options to certain employees, including executive officers, pursuant to the attainment of certain corporate objectives and which awards were based substantially upon individual and departmental performance during fiscal 1995 and the first half of fiscal 1996 and tenure with the Company. Stock options were granted subsequent to the end of fiscal 1996 to certain employees, including executive officers, on a similar basis with respect to corporate, individual and departmental performance during fiscal 1996 and tenure with the Company.

     In addition, during fiscal 1996 the Company granted incentive stock options to certain key employees, including executive officers, that were to vest at the end of six years or upon the Company's achievement of certain market valuation criteria, which criteria were met prior to the end of the fiscal year.

     Bonus Awards for Fiscal 1996

     In conjunction with the establishment of a fiscal 1996 bonus pool early in the fiscal year, the Committee established certain performance objectives, including corporate profit and departmental goals, which, when met, would result in bonus payments to employees, including executive officers, in varying amounts based upon the degree of achievement of the established objectives and compensation level. In April 1996, the Committee approved bonuses for executive officers and employees in recognition of their efforts in contributing to the Company's fiscal 1996 performance. Bonuses earned by the Company's executive officers in fiscal 1996 ranged from 49.5 percent to 73.7 percent of their respective base salary amounts.

     Compensation of the Chief Executive Officer

     The fiscal 1996 compensation of Gary R. Bang, the Company's Chief Executive Officer ("CEO"), consisted of base salary, a bonus and stock option grants. As with other executive officers of the Company, the amounts of the CEO's stock option and bonus awards are based on attainment of a combination of corporate and individual performance objectives. Mr. Bang's fiscal year-end bonus of $168,000, or 73.7 percent of his base salary, and stock options of 41,400 shares granted in November 1995 and 21,000 shares granted in May 1996, partially in recognition of Mr. Bang's fiscal 1996 performance, reflect the Committee's judgment as to Mr. Bang's personal performance during the fiscal year as well as his role in the attainment of the Company's overall objectives.

     Deductibility of Executive Compensation

     The Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which section disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, unless such compensation meets the requirements for the "performance-based" exception to the general rule. Since the cash compensation paid by the Company to each of its executive officers is expected to be well below $1 million and the Committee believes that options granted under the Company's 1988 Stock Option Plan will meet the requirements for qualifying as performance-based, the Committee believes that this section will not affect the tax deductions available to the Company. It will be the Committee's policy to qualify, to the extent reasonable, the executive officers' compensation for deductibility under applicable tax law.

                                          Submitted by the Compensation
                                          Committee
                                          of the Board of Directors

                                          William G. Davis

                                          Kathleen G. Murray, M.S.N.


                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     Ms. Murray and Messrs. Davis, Randall and Villforth each served on the Company's Compensation Committee during the past fiscal year. Mr. Bang, an ex officio member of the Compensation Committee, assisted the Compensation Committee in assessing the Company's executive compensation structure, other than with respect to himself, for the fiscal year ended March 31, 1996. Mr. Randall is a former President and Chief Executive Officer of the Company.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return, assuming reinvestment of all dividends, for the Company's Common Stock at March 31, 1996 since January 24, 1992 (the date on which the Company's stock was first registered under Section 12 of the Securities Exchange Act of 1934) to the cumulative return over such period of (i) the Total Return Index for the Nasdaq National Market and (ii) the S&P Health Care Composite Index. The graph assumes that $100 was invested on January 24, 1992, the date on which the Company completed its initial public offering of Common Stock, in the Common Stock of the Company and in each of the comparative indices. The graph further assumes that such amount was initially invested in the Common Stock of the Company at a price per share of $9, the price to which such stock was first offered to the public by the Company on that date, as adjusted to reflect the Stock Split. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                           COMPARISON OF TOTAL RETURN

      MEASUREMENT PERIOD                                         S&P HLTH CARE
    (FISCAL YEAR COVERED)           TARGET          NASDAQ           COMP
1/24/92                                    100             100             100
3/31/92                                    126             103              87
3/31/93                                    108             119              72
3/31/94                                    135             127              68
3/31/95                                    203             143              96
3/31/96                                    674             193             142

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Relationship with Collagen Corporation

     The Company was formed in 1985 as a joint venture between Collagen and Eli Lilly and Company ("Lilly") to develop micro-catheters and related devices to deliver collagen-based products to treat cancer, stroke and other diseases accessible through small vessels of the circulatory system. In 1988, Lilly sold its interest in the Company to Collagen, and in 1989 the Company sold all of its assets related to collagen-based products to an entity affiliated with John R. Daniels, M.D., a former director of the Company. As of May 31, 1996, Collagen holds approximately 10.9 percent of the Company's outstanding Common Stock.

     The Company and Collagen have entered into certain agreements for the purpose of defining the ongoing relationship between the two companies. At the times such agreements were entered into, Collagen was the majority stockholder of the Company. Accordingly, these agreements were not the result of arm's length negotiations between independent parties.

     Collagen and the Company have entered into a Stockholder Agreement (the "Agreement") providing that all transactions between the Company and Collagen or any affiliate of Collagen must be approved by a special committee of the Company's Board of Directors comprised of directors who are not officers, directors, employees or affiliates of Collagen. The current members of this committee are Mr. Randall and Dr. Strother. During the effective term of the Agreement, Collagen may not vote to eliminate from the Company's Certificate of Incorporation provisions requiring cumulative voting for the election of directors. In addition, the Agreement provides that Collagen will not sell any of its Target Common Stock at a premium over the average market price over the three day period preceding such sale, except for premiums which may be simultaneously received by all of the Company's stockholders in the event of a tender offer, merger or reorganization. Moreover, the Agreement requires that affiliates of Collagen purchasing Target Common Stock from Collagen agree to the preceding restrictions. The provisions of the Agreement became effective upon the consummation of the Company's initial public offering in January 1992 and terminate on the earlier of seven years from the date of the Agreement or on the date Collagen beneficially owns less than five percent of the Company's Common Stock.

     Certain Transactions


     In December 1992, the Company received 2,000,000 shares of Preferred Stock of Conceptus, Inc. ("Conceptus"), a corporation on whose Board of Directors Mr. Randall currently sits and with whom Mr. Randall served as Chief Executive Officer and acting Chief Financial Officer from December 1992 until July 1993, along with a warrant to purchase up to 3,000,000 shares of Conceptus Common Stock, in return for the grant of a license to the Company's technology for use in fields associated with reproductive physiology. In March 1994, the Company purchased 156,250 additional shares of Conceptus Preferred Stock for an aggregate of $250,000. Also in March 1994, the Company entered into a Master Lease Agreement pursuant to which the Company extended to Conceptus a lease line of credit in the amount of up to $300,000 and received a warrant to purchase 36,000 shares of Conceptus Common Stock. In connection with the extension of the lease line, the Company loaned Conceptus approximately $200,000, secured by certain of Conceptus' tangible assets and repayable monthly through March 1998. In May 1995, the Company purchased an additional 147,059 shares of Conceptus Preferred Stock for an aggregate of $250,000. In connection with Conceptus's initial public offering in February 1996, (i) all outstanding shares of Conceptus Preferred Stock were automatically converted into an equivalent numbers of shares of Conceptus Common Stock, (ii) Conceptus effected a one-for-three share reverse stock split, and (iii) the Company acquired 904,857 post-split shares of Conceptus Common Stock upon the exercise or conversion of its two outstanding Conceptus warrants. As of May 31, 1996, the Company held an approximate 18 percent equity interest in Conceptus. During fiscal 1996, Conceptus made payments of approximately $29,000 to the Company for the purchase of finished products and raw materials. Although negotiated at arm's length, the terms and conditions for the purchase of such products and materials were not available to non-affiliated third parties. In addition, Conceptus made certain payments to the Company, primarily for the repayment of certain amounts under the lease line and secured loan, totalling approximately $172,000.



     In May 1993, the Company received 2,333,333 shares of Preferred Stock of Cardima, Inc. ("Cardima"), a corporation on whose Board of Directors Mr. Bang currently sits, in return for the grant of a license to the Company's technology for use in fields associated with heart disease, primarily electrophysiology. In December 1993, the Company entered into a Master Lease Agreement pursuant to which the Company extended to Cardima a lease line of credit in the amount of up to $1 million and received a warrant to purchase up to 76,600 shares of Cardima Preferred Stock. In December 1994, the Company purchased an additional 162,514 shares of Cardima Preferred Stock for an aggregate of approximately $245,000 and acquired a warrant to purchase up to a further 172,267 shares of Cardima Preferred Stock. Also in December 1994, in connection with the extension of a bridge loan to Cardima (which loan was later converted into a portion of the Preferred Stock purchased by the Company at such time), the Company was granted a warrant to purchase an additional 21,627 shares of Cardima Preferred Stock. In December 1995 and February 1996, the Company acquired an aggregate of 1,780,822 additional shares of Cardima Preferred Stock in return for total consideration of approximately $1,300,000, consisting of the conversion of the outstanding balance owed under the lease line as well as certain accounts receivable and an additional infusion of cash by the Company. As of May 31, 1996, the Company held an approximate 16 percent equity interest in Cardima. During fiscal 1996, Cardima made certain payments to the Company, primarily for the purchase of products and materials, totaling approximately $24,000. Although negotiated at arm's length, the terms and conditions for the purchase of such products and materials were not available to non-affiliated third parties. In addition, the Company currently subleases from Cardima certain space for the Company's shipping and finished goods storage, pursuant to which the Company made certain rental payments to Cardima during the fiscal year totaling approximately $101,000.


     In July 1993, each of the Company and Collagen purchased 900,000 shares of Preferred Stock of Prograft Medical, Inc. ("Prograft"), a corporation on whose Board of Directors Mr. Palefsky, Dr. Strother and Timothy C. Mills, Ph.D., an executive officer of the Company, currently sit, in return for payments of $200,000 by each company to Prograft and the grant of a license to use each company's technology in the field of vascular prostheses. The Company and Collagen were also granted warrants to purchase additional shares of Prograft Preferred Stock in this transaction. Between November 1993 and July 1994, each of Target and Collagen purchased an additional 850,000 shares of Prograft Preferred Stock for an aggregate of $187,500 each pursuant to the exercise of such warrants. In July 1994 and March 1995, each of Target and Collagen purchased an additional aggregate of 1,293,103 shares of Prograft Preferred Stock for an aggregate of $750,000 each. Dr. Strother is currently a minority stockholder of Prograft. As of May 31, 1996, each of the Company and Collagen held an approximate 21 percent equity interest in Prograft.

     Pursuant to a Letter Agreement dated as of April 25, 1993, the Company has agreed to maintain Mr. Bang's salary for up to six months after termination by the Company unless his employment is terminated by the Company for cause, which severance arrangement, based on Mr. Bang's fiscal 1996 salary, is valued at approximately $114,000. Pursuant to a Letter Agreement dated as of March 9, 1994, the Company has agreed to maintain Dr. Acharya's salary for up to nine months after termination by the Company unless his employment is terminated by the Company for cause, which severance arrangement, based on Dr. Acharya's fiscal 1996 salary, is valued at approximately $112,000. Pursuant to an Employment Agreement effective as of May 23, 1996, the Company has agreed to maintain the salary of Ray H. Dormandy, Jr., the Company's Vice President, Silicone and PVA Technologies, for the duration of the twenty-four month period following the effective date of such Employment Agreement in the event that Mr. Dormandy's employment is terminated by the Company other than for cause. Pursuant to such Employment Agreement, Mr. Dormandy's annual salary is $120,000 during such two-year term.


     The Company has adopted certain "change of control" arrangements with its executive officers pursuant to which such officers would be entitled to severance and other compensation in the event that (i) a person acquired more than fifteen percent of the Company's outstanding Common Stock without the approval of the Company's Board of Directors, (ii) a majority of the Board of Directors is replaced, (iii) the Company is acquired by means of merger or sale of assets or (iv) the Company is liquidated (each an "Event"). In the event of the involuntary or constructive termination of the officer's employment within twenty-four months following an Event (other than for cause), such benefits include salary, target bonus and benefit continuation for a twenty-four month period in the case of the Chief Executive Officer and a twelve-month period in the case of any Vice President, along with immediate acceleration of stock option vesting. Furthermore, under the arrangements, certain acceleration of stock option vesting would occur upon an Event (in varying amounts based upon the nature of the Event) regardless of employment status following the Event. Based upon fiscal 1996 compensation levels, the salary continuation and target bonus benefits under these arrangements would have an aggregate value of approximately $791,000 for Mr. Bang (twenty-four month period) and approximately $247,000, $227,000, $200,306 and $195,000 for Mr. Engelson, Dr. Acharya, Mr.
LeMoure and Dr. Mills, respectively (twelve month periods). In addition, each such person could receive significant benefit upon the acceleration of outstanding options. See "Compensation of Executive Officers."


     The Company has entered into separate indemnification agreements with its officers and directors which may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

                        COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


     Under the securities laws of the United States, the Company's directors, its officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission ("SEC"). Specific filing deadlines of these reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates during the fiscal year ended March 31, 1996. To the best of the Company's knowledge, all of these filing requirements have been satisfied except that officer John Meyer was late in filing his initial report in connection with the commencement of his employment. In making this statement, the Company has relied solely on written representations of its directors and officers and any ten percent holders and copies of the reports that they filed with the SEC.



                                 OTHER MATTERS



     The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.



                                          BY ORDER OF THE BOARD OF DIRECTORS



                                          Michael W. Hall


                                          Secretary



Dated: July 22, 1996

                                                                     APPENDIX A

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            TARGET THERAPEUTICS, INC.

                       1996 ANNUAL MEETING OF STOCKHOLDERS



P
R
0                 The undersigned stockholder of TARGET THERAPEUTICS, INC., a
X        Delaware corporation, hereby acknowledges receipt of the notice of
Y annual meeting of stockholders and proxy statement, each dated July 22, 1996, and hereby appoints Charles M. Strother, M.D. and Gary R. Bang, and each of them, with full power of substitution, as proxies, and authorizes them to represent and to vote, as designated below, all the stock of TARGET THERAPEUTICS, INC. that the undersigned is entitled to vote at the Annual Meeting of its stockholders to be held on September 4, 1996 and at any adjournment or postponement thereof, as follows:



                  If no direction is made, this proxy will be voted in the Election of Directors in the manner described in the Proxy Statement, FOR the proposal to approve an amendment to the 1988 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 1,500,000 shares, FOR the proposal to approve amendments to the 1991 Director Option Plan to make certain changes to the formulas pursuant to which options are granted thereunder and to the provisions regarding adjustments necessitated by changes in the Company's capital structure, FOR the proposal to approve amendments to the 1991 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 100,000 shares and make certain other changes to participation standards and offering periods, FOR to approve an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 25,000,000 to 120,000,000 and FOR the proposal to ratify the selection of Ernst & Young LLP as the Company's independent auditors for the current fiscal year. If this proxy is executed in such manner as not to withhold authority to vote for the election of any nominee to the Board of Directors, it shall be deemed to grant such authority.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
                                                                         SIDE

    PLEASE MARK YOUR
/X/ VOTES AS IN THIS
    EXAMPLE

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S)

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL NOMINEES FOR DIRECTORS AND PROPOSALS 2, 3, 4, 5 AND 6.




1. ELECTION OF DIRECTORS
NOMINEES: GARY R. BANG, WILLIAM G. DAVIS, KATHLEEN G. MURRAY, M.S.N., HOWARD D. PALEFSKY, RICHARD D. RANDALL, CHARLES M. STROTHER, M.D., JOHN C. VILLFORTH

                  FOR                        WITHHELD

                  / /                          / /


                                                        MARK ADDRESS
                                                      CHANGES AND NOTE / /
                                                           BELOW


/ /
- ----------------------------------------
For all nominees except as noted above


                                            FOR         AGAINST       ABSTAIN
2. To approve an amendment to the 1988
Stock Option Plan to increase the number    / /           / /           / /
of shares of Common Stock reserved for
issuance thereunder by 1,500,000 shares.

                                            FOR         AGAINST       ABSTAIN
3. To approve amendments to the 1991
Director Option Plan to make
certain changes to the formulas pursuant
to which options are granted thereunder     / /           / /           / /
and to the provisions regarding
adjustments necessitated by changes in
the Company's capital structure.

                                            FOR         AGAINST       ABSTAIN
4. To approve amendments to the 1991
Employee Stock Purchase Plan to increase
the number of shares of Common Stock
reserved for issuance thereunder by         / /           / /           / /
100,000 shares and make certain other
changes to participation standards and
offering periods.

                                            FOR         AGAINST      ABSTAIN

5. To approve an amendment to the
Certificate of Incorporation to increase    / /           / /           / /
the number of authorized shares of Common
Stock from 25,000,000 to 120,000,000.

                                            FOR         AGAINST      ABSTAIN

6. To ratify the appointment of Ernst &
Young LLP as independent auditors of the    / /           / /           / /
Company for the fiscal year ending March
31, 1997.

and, in their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any postponement or adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE. Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


SIGNATURE                  DATE          SIGNATURE                 DATE
         -----------------     ---------          ----------------     ---------